CUSIP No. 949759104                                          Page 17 of 27 Pages

                                                                       EXHIBIT 4

                                 [ON LETTERHEAD]
                                February 8, 2001

Via Federal Express & Facsimile

Mr. Lawrence H. Kruse
Chairman
Wells Financial Corp.
53 First Street, S.W.
P.O. Box 310
Wells, MN 56097

    Re:   Request for Stockholder Information

Dear Mr. Kruse:

          I represent PL Capital, LLC in connection with its request for a stockholder list and certain other information which was sent to your attention on December 18, 2000. A copy of my client's request is enclosed for your convenience. In your January 4, 2001 response to this request, you indicated that Wells Financial Corp. ("Wells") does not have in its possession a current list or "breakdown" of the various brokerage firms holding Wells stock in the names of central depository systems such as CEDE & Co.

          On behalf of PL Capital, LLC I am requesting that you obtain a current list of brokerage firms holding Wells stock in the name of any central depository system and that you provide this information to my client. The Courts which have addressed this issue have universally held that a public corporation, such as Wells, cannot provide a meaningful response to a request for a stockholder list without this information. Because the brokerage firms own the stock for the benefit of their customers, but hold title in the name of the central depository, a stockholder cannot ascertain the identity of his fellow stockholders without this information, which can be obtained by Wells quickly and easily upon request.

          Your cooperation in this matter is greatly appreciated. Please call me at your earliest convenience with any questions or concerns.

                                        Very truly yours,

                                        /s/ Phillip M. Goldberg

                                        Phillip M. Goldberg

Enclosure(s)

cc: John W. Palmer